Exhibit 99.2
F.N.B. CORPORATION ANNOUNCES NEW EXECUTIVE MANAGEMENT TEAM
HERMITAGE, PA — June 24, 2008 — F.N.B. Corporation (NSYE: FNB) announced that Robert V. New, Jr., F.N.B. Corporation’s President and Chief Executive Officer, will assume additional duties as President and Chief Executive Officer of First National Bank, F.N.B. Corporation’s largest subsidiary. Mr. New also serves on the Board of Directors of both the Bank and the Holding Company. As previously announced, First National Bank’s current President and CEO, Gary Roberts, will retire on July 1, 2008.
Mr. New announced that a new executive management committee has been created to run F.N.B. Corporation’s four functional groups: Banking Group, Technology & Support Group, Lending Support & Specialized Lending Group, and Corporate Services Group. The four executives include Vincent J. Delie who will serve as President of the Banking Group; Louise Lowrey who will serve as the Technology & Support Group Executive; Gary Guerrieri, who is currently the Chief Credit Officer, will also serve as the Lending Support & Specialized Lending Group Executive; and Brian Lilly, who has been F.N.B. Corporation’s Chief Financial Officer since 2003, will also now hold the post of Director of Corporate Services.
“This is an exceptionally talented group of executives who will lead our company moving forward. They, along with over 2,500 FNB teammates are completely committed to creating shareholder value and delivering high quality customer service,” said Mr. New.
Mr. Delie has over 21 years of experience in financial services, including banking, investment banking and capital markets. He joined First National Bank in 2005 as President and Chief Executive Officer of the Bank’s Pittsburgh Region.
Delie is a graduate of The Pennsylvania State University where he earned a bachelor’s degree in business administration and finance. He is a member of the board of directors for the Pittsburgh Zoo and a trustee of The Watson Institute. He also serves on the board of directors of First National Trust Company and of First National Investment Services Company.
Ms. Lowrey has held numerous positions at First National Bank for the majority of her 37 year banking career. She is a graduate of the Penn State Management Program. She serves as an Adult Literacy Tutor, a Dante Culture Commission Member and a former board member of Technical Education Solutions.
Mr. Guerrieri is on the board of F.N.B. Capital Corporation, a subsidiary of F.N.B. Corporation, and also serves on the board for Bank Capital Services Corporation, a subsidiary of First National Bank. He joined First National Bank in 2002 and has over 25 years of banking experience.
Guerrieri received his Masters in Business Administration degree from Waynesburg University and has a bachelor’s degree in business administration from California University of Pennsylvania. He is a board member of the Risk Management Association in Pittsburgh, PA and serves on the Board of Trustees for Waynesburg University in Waynesburg.
Mr. Lilly has over 28 years of financial services experience. He is on the board of Regency Finance Company, First National Trust Company, First National Investment Services Company, First National Insurance Agency, Penn Ohio and serves as Chairman of the Corporate Asset Liability Committee.
He received his bachelor’s degree in business and mathematics from Adrian College in Adrian, Michigan, and attained his Certificate of Accounting from the University of Pittsburgh. He is a State of Pennsylvania Certified Public Accountant. He was past treasurer and director of the Pittsburgh Chapter of Financial Executive International and past director of the Pittsburgh Chapter of the Bank Administration Institute.

About First National Bank of Pennsylvania:
First National Bank of Pennsylvania, the largest subsidiary of F.N.B. Corporation (NYSE: FNB), has over 215 full-service locations in Pennsylvania and Ohio, and loan production offices in Pennsylvania, Ohio, Florida and Tennessee.
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets, including the recently acquired Omega Financial Corporation, of approximately $8.0 billion. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and Bank Capital Services Corporation. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania, Ohio, Tennessee and Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 35 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB”. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
# # #
MEDIA CONTACT:
Jennifer Reel
724-983-4856/724-699-6389 (cell)